Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

MOHAWK CFO FRANK BOYKIN PLANS RETIREMENT AFTER 25 YEARS

Calhoun, Georgia, November 27, 2018 - Mohawk Industries, Inc. (NYSE: MHK) today announced that Frank H. Boykin, chief financial officer, is planning to retire in 2019. Boykin joined Mohawk in 1993, moving up through various finance roles prior to his appointment as CFO in January 2005.

“I am grateful for the contributions Frank has made to Mohawk during his 25 years with the business,” said Jeffrey S. Lorberbaum, Chairman and Chief Executive Officer. “During that time, his leadership enabled Mohawk to expand from a niche carpet provider into the world’s largest flooring company with manufacturing operations in 19 countries. Frank has positioned Mohawk with a robust balance sheet that will support our growth and acquisitions in the future. I am confident in the strong financial team Frank has developed and appreciate his continued support through the transition.”

“I am proud of Mohawk’s remarkable growth and expansion during my time here,” said Boykin. “Mohawk is a great company with a bright future, and I look forward to working with our finance team to deliver a smooth transition.”

Mohawk has launched a comprehensive search for Boykin’s successor. After his successor is selected, Boykin will facilitate the transition in a senior consultant role.

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.